Exhibit 8.1

SUBSIDIARIES OF THE REGISTRANT

The following represents the significant subsidiaries of The Magnum Ice Cream Company B.V. as of 31 December 2024.

Name of Subsidiary	Interest	Jurisdiction of Incorporation
The Magnum Ice Cream Company HoldCo Netherlands B.V.	100%	The Netherlands
The Magnum Ice Cream Company NewCo Netherlands B.V.	100%	The Netherlands
Magnum ICC Finance B.V.	100%	The Netherlands
The Magnum Ice Cream Company HoldCo 1 Netherlands B.V.	100%	The Netherlands
The Magnum Ice Cream Company HoldCo 3 Netherlands B.V.	100%	The Netherlands
The Magnum Ice Cream Company HoldCo 4 Netherlands B.V.	100%	The Netherlands
The Magnum ICC US SpinCo, LLC	100%	Delaware, US